Exhibit 8.1

January 24, 2024

GameSquare Holdings, Inc.

6775 Cowboys Way, Suite 1335

Frisco, Texas 75034

Ladies and Gentlemen:

We have acted as counsel to GameSquare Holdings, Inc. (the “Company”), a Canadian corporation, in connection with (i) the planned transaction (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of October 19, 2023 (the “Agreement”) by and among the Company, GameSquare Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Company (“Merger Sub”), and Faze Holdings Inc., a Delaware corporation (“Faze”), and (ii) the preparation and filing of the Registration Statement on Form F-4 (Registration Statement No. 333-275994), including the combined proxy statement/prospectus forming a part thereof, originally filed with the Securities and Exchange Commission on December 11, 2023, and as amended on January 16, 2024 (the “Registration Statement”). In connection with the Registration Statement, you have requested our opinion as to certain U.S. federal income tax matters. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Registration Statement.

In providing our opinion, we have examined the Agreement, the Registration Statement and such other documents, records and papers as we have deemed necessary or appropriate in order to give the opinion set forth herein. Further, in providing our opinion, we have made certain reasonable assumptions (without any independent investigation or review thereof), including that:

(i)	the Continuance Proposal will be adopted and any transactions associated with or contemplated thereby will be fully implemented, such that the Company will be a

U.S. corporation, prior to the consummation of the Merger, and all such transactions will be effective under applicable corporate law;

(ii)	the Merger will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no covenants or conditions described therein and affecting this opinion will be waived or modified), and the Merger will be effective under applicable corporate law as described in the Agreement and the other agreements referred to therein;

GameSquare Holdings, Inc.

(iii)	all of the information, facts, statements, representations, covenants, and assumptions set forth in (A) the Agreement, the Registration Statement, the other agreements entered into in connection with the Agreement, the Registration Statement and other documents referenced therein (the “Documents”), and (B) the officer certificates provided to us by the Company and Faze (the “Officer Certificates”) are true, correct, and complete in all respects and will remain true, correct, and complete in all respects at all times up to and including the completion of the Merger, and no actions have been taken or will be taken that are inconsistent with the factual statements, descriptions, or representations therein or that will make any such factual statements, descriptions, or representations untrue, incomplete, or incorrect through the effective time of the Merger;

(iv)	any representations or statements made in any of the Documents or the Officer Certificates qualified by knowledge, belief, or materiality (or comparable qualifications) are true, complete, and correct in all respects and will continue to be true, complete, and correct in all respects at all times up to and including the completion of the Merger, in each case without such qualification;

(v)	other than in respect of the timing of matters addressed in (i) above, the Documents represent the entire understanding of the parties with respect to the Merger, there are no other written or oral agreements regarding the Merger, and none of the material terms and conditions thereof have been or will be waived or modified;

(vi)	all documents, records, and papers submitted to us as originals (including signatures thereto) are authentic; all documents, records, and papers submitted to us as copies conform to the originals; all relevant documents, records, and papers have been or will be, as applicable, duly executed in the form presented to us; and all parties to such documents, records, and papers had or will have, as applicable, the requisite corporate powers and authority to enter into such documents, records, and papers and to undertake and consummate the Merger; and

(vii)	all applicable reporting requirements have been or will be satisfied.

If any of the above assumptions is untrue for any reason, or if the transactions contemplated by the Agreement (including the Merger) or Continuance Proposal are consummated in a manner that is different from the manner described in the Agreement and the Registration Statement, or above, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing and the exceptions, limitations and qualifications described in the Registration Statement, it is our opinion that, insofar as it summarizes U.S. federal income tax law, the discussion set forth in the Registration Statement under the caption “Income Tax Consequences of the Merger – Material U.S. Federal Income Tax Considerations” is the opinion of counsel.

GameSquare Holdings, Inc.

We express no opinion on any issue or matter relating to the tax consequences of the transactions contemplated by the Agreement or the Registration Statement other than the opinion set forth above. Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, case law, and such other authorities as we have considered relevant, all as in effect as of the date hereof. The authorities upon which our opinion is based are subject to change or differing interpretations, possibly with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions, and representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform you or Faze of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed as to any transactions occurring in connection with the Merger, other than insofar as such transactions bear on the U.S. federal income tax consequences of the Merger, or as to any matter other than those specifically covered by this opinion. Phrases contained in the Registration Statement that express a belief, expectation, intention or other similar sentiment of the Company or Faze are not legal conclusions and do not constitute our opinion.

We are furnishing this opinion solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

Baker & Hostetler LLP

JBD